Exhibit 99.1
Employment Agreement Extension
          This Employment Agreement Extension, dated November 3, 2005, by and between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), and Richard E. Dauch (the “Executive”):
1.	The first sentence of Section 6 of the Employment Agreement, dated as of November 6, 1997, by and between the Company and the Executive, as amended (the “Employment Agreement”), is hereby modified to read in its entirety as follows:

“The term of this Agreement shall commence on October 29, 1997 and end on December 31, 2009.”

2.	The Executive acknowledges and agrees that his duties under the Employment Agreement shall include assisting the Company’s Board of Directors (including its Nominating/Corporate Governance Committee) in succession planning.

3.	Except as modified hereby, the Employment Agreement, as amended, shall continue in full force and effect in accordance with its terms.

4.	As an inducement for the Executive to enter into this Employment Agreement Extension, the Company shall grant the Executive a total of 300,000 restricted shares of Company common stock and restricted stock units.

Such grant shall be made in accordance with the terms and conditions as the Company’s Compensation Committee shall establish for such awards, although, except in the case of death or disability, the restrictions on the grant to the Executive pursuant to this paragraph shall remain in effect until December 31, 2009.

5.	Also as an inducement for the Executive to enter into this Employment Agreement Extension, effective December 31, 2009, the Executive shall be credited with twenty years of service with American Axle & Manufacturing, Inc. (“AAM”). Accordingly, assuming retirement from active employment with AAM effective January 1, 2010, the Executive shall receive monthly retirement benefit payments calculated based on twenty years of service with AAM under the American Axle & Manufacturing, Inc. Supplemental Executive Retirement Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement Extension as of the date first written above.
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:	/s/ Forest J. Farmer
Forest J. Farmer
Chairman of the Compensation Committee of the Board of Directors

/s/ Richard E. Dauch
Richard E. Dauch